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                                                                     EXHIBIT 11

           FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS AND
                          FIRST UNION MANAGEMENT, INC.
                STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                               Three Months Ended                  Six Months Ended
                                                                     June 30,                          June 30,
                                                                ------------------                 -----------------
                                                              1997             1996             1997             1996
                                                              ----             ----             ----             ----

Shares Outstanding:
For computation of primary net
income per share -
Weighted average                                            23,103           17,171           21,504           17,167
Share equivalents - Options                                    436                               428
                  - Restricted shares                          213               60              210               65
                                                           -------          -------          -------          -------
Adjusted shares outstanding                                 23,752           17,231           22,142           17,232
                                                           =======          =======          =======          =======

For computation of fully diluted
  net income per share -
Weighted average, without regard to,
  exercise under share option plans,
  or purchase of outstanding shares                         23,103           17,171           21,504           17,167
Assumption of exercise under share
  option plans                                                 471                               471
Weighted average of restricted
  shares granted                                               225               60              225               65
                                                           -------          -------          -------          -------
Adjusted shares outstanding                                 23,799           17,231           22,200           17,232
                                                           =======          =======          =======          =======

Net Income:
Net income applicable to shares
  of beneficial interest (used
  for computing primary and
  fully diluted net income per
  share)                                                   $   727          $   973          $ 1,697          $    96
                                                           =======          =======          =======          =======

Net income per share of beneficial interest(1):
Primary and fully diluted
Net income                                                 $   .03          $   .06          $   .08          $   .01
                                                           =======          =======          =======          =======


(1) The proforma basic earnings per share for the three months and six months ended June 30, 1997 was $.03 and $.08 per share, respectively, in accordance with SFAS 128 (earnings per share).